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                                                                    EXHIBIT 4.03

                            CERTIFICATE OF AMENDMENT

                                       OF

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                MACROMEDIA, INC.



        Macromedia, Inc., a Delaware corporation, does hereby certify that the following amendment to the corporation's Amended and Restated Certificate of Incorporation has been duly adopted by the corporation's Board of Directors and stockholders in accordance with the provisions of Section 242 of the Delaware General Corporation Law. The total number of outstanding shares entitled to vote with respect to the amendment was 51,927,141 shares of Common Stock. There were no outstanding shares of Preferred Stock. A majority of the outstanding shares of Common Stock voted in favor of the amendment.


        The first paragraph of Article IV is amended to read as follows:

        "The total number of shares of all classes of stock which the corporation has authority to issue is Two Hundred Five Million (205,000,000) shares, consisting of two classes: Two Hundred Million (200,000,000) shares of Common Stock, $0.001 par value per share, and Five Million (5,000,000) shares of Preferred Stock, $0.001 par value per share."

        IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 11th day of August, 2000.


                                                MACROMEDIA, INC.


                                            By:  /s/ Elizabeth A. Nelson
                                                --------------------------------
                                                Elizabeth A. Nelson,
                                                Chief Financial Officer and
                                                Secretary